Exhibit 99.1

Boulder Brands Announces 2014 Second Quarter Results

Boulder, CO (August 7, 2014) – Boulder Brands, Inc. (NasdaqGM: “BDBD”) today announced its financial results for the second quarter ending June 30, 2014. For the second quarter of 2014 compared to the equivalent period of 2013:

•	Net sales increased 18.7% to $131.3 million, operating income decreased 19.9% to $8.6 million, non-GAAP operating income decreased 20.3% to $9.4 million, and adjusted EBITDA was flat year over year at $17.6 million.

•	Organic net sales increased 19.4% and organic consumption growth increased 17.2%.

•	Excluding certain items, non-GAAP diluted earnings per share were $0.05 in the second quarter of 2014, compared to $0.06 in the second quarter of 2013.

•	The Company reaffirmed its previously stated 2014 guidance. The Company continues to expect net sales to be in the range of $540 million to $550 million, adjusted EBITDA to be in the range of $89 to $91 million, and its earnings per share to be in the range of $0.39 to $0.41.

Chairman and Chief Executive Officer Stephen Hughes stated, “We executed our plan in the quarter and we are on track to reach our full year targets. While first half profits continue to be muted due to elevated egg-white prices and the mix shift to Natural, we are experiencing strong sales momentum and anticipate significant margin improvement and further distribution gains from our core initiatives in the second half. Importantly, we now have egg-whites locked in for the duration of the year.”

Commenting further, Mr. Hughes said, “The Natural segment, which includes Udi’s, Glutino, and EVOL, represented 61% of our total net sales and reported a strong organic net sales increase of 34.8%. Our Balance segment organic net sales increased 1.4%, and brand profit and brand profit margin for the Balance segment both increased in the second quarter. Our transition to Non-GMO spreads is complete and Smart Balance Spreads are now entirely non-GMO across all accounts. In addition, Earth Balance continues to have momentum in the spreads category and conventional retailers are looking to expand Earth Balance placements. Overall, I’m pleased with our progress. The combination of continued strong organic growth and a rebound in gross margins should result in a strong finish to 2014.”

2014 Second Quarter Results

Total Company net sales in the second quarter of 2014 increased 18.7% to $131.3 million, compared to net sales of $110.7 million in the second quarter of 2013. This performance reflected strong growth from our Natural segment. Organic net sales (which include EVOL and exclude the licensing of Smart Balance Milk from our reported net sales) increased 19.4% in the second quarter of 2014 compared to the second quarter of 2013.

The chart below reconciles net sales to organic net sales for the second quarters of 2014 and 2013, by segment:

Reconciliation of Net Sales to Organic Net Sales – Second Quarter
$ in Millions	2014	2013
Natural Segment
Reported Net Sales	$80.1	$55.0
EVOL Pre-Ownership	-	4.4
Organic Natural Segment Net Sales	$80.1	$59.4

Balance Segment
Reported Net Sales	$51.3	$55.6
Less: Milk	-	5.0
Organic Balance Segment Net Sales	$51.3	$50.6
Total Company Reported Net Sales	$131.3	$110.7
Total Company Organic Net Sales	$131.3	$110.0

Net sales for the Company’s Natural segment increased 45.5% to $80.1 million in the second quarter of 2014 compared to $55.0 million in the second quarter of 2013. Organic net sales for the Natural Segment, which include EVOL in the prior year comparison, increased 34.8%. The Company’s gluten-free brands – Udi’s and Glutino – reported net sales growth of 33.7% and 9.3%, respectively, which was driven by distribution gains for Udi’s and continued strength in the gluten-free category. EVOL reported a strong organic net sales increase of 131.2%, also led by distribution gains.

Net sales for the Company’s Balance segment declined 7.8% to $51.3 million in the second quarter of 2014 compared to $55.6 million in the second quarter of 2013. Net sales in this segment were negatively impacted by the licensing of Smart Balance® Milk, which began in July 2013. Excluding this impact, organic sales for the Balance segment sales increased 1.4% in the second quarter of 2014 compared to the same period in 2013. Earth Balance reported a net sales gain of 18.0% in the second quarter of 2014 compared to the second quarter of 2013.

The chart below highlights net sales, gross profit, gross margin, and brand profit (calculated as gross profit less marketing, selling and royalty expense (income)) for the second quarters of 2014 and 2013, by the Company’s Natural and Balance segments.

Segment Results – Second Quarter

$ in Millions	2014	Margin	2013	Margin
Net Sales:
Natural	$80.1		$55.0
Balance	51.3		55.6
	$131.3		$110.7
Gross Profit
Natural	$23.3	29.1%	$20.5	37.3%
Balance	23.6	46.1%	25.8	46.4%
	$46.9	35.7%	$46.3	41.8%
Brand Profit
Natural	$12.6	15.7%	$12.0	21.9%
Balance	18.5	36.0%	17.7	31.9%
	$31.1	23.6%	$29.8	26.9%

Gross profit in the second quarter of 2014 increased 1.4% to $46.4 million, or 35.7% of net sales compared to $46.3 million, or 41.8% of net sales in the second quarter of 2013. Overall gross margin was primarily impacted by an increase in egg white prices and the mix shift to the Natural segment, which has lower gross margin.

Brand Profit for the Company’s Natural segment increased 4.4% to $12.6 million in the second quarter of 2014 from $12.0 million in last year’s second quarter. The increase is primarily related to strong sales growth from the Company’s gluten-free brands Udi’s and Glutino, as well as EVOL, offset by the lower gross margin in the Natural Segment.

Brand Profit for the Company’s Balance segment increased 4.2% to $18.5 million in the second quarter of 2014 from $17.7 million in the previous year’s quarter, primarily due to lower marketing expense compared to the prior year’s quarter.

The table below provides a reconciliation of GAAP operating income to non-GAAP operating income and non-GAAP adjusted EBITDA.

Reconciliation of Operating Income to Non-GAAP Operating Income and Adjusted EBITDA – Second Quarter

$ in Millions	2014	2013
Operating income	$8.6	$10.7
Restructuring, acquisition and integration-related costs	0.2	1.1
Non-recurring charges	0.6	-
Non-GAAP operating income	$9.4	$11.8
Add back non-cash and other items affecting operating income:
Depreciation and amortization	5.6	4.6
Stock-based compensation expense	2.3	1.9
Subtotal	17.3	18.3
Less other (income) expense, net	(0.4)	0.7
Adjusted EBITDA	$17.6	$17.6

Operating income decreased to $8.6 million in the second quarter of 2014 compared to $10.7 million in the second quarter of 2013. Excluding certain items, non-GAAP operating income decreased to $9.4 million in the second quarter of 2014 compared to non-GAAP operating income of $11.8 million in the second quarter of 2013. The charges impacting operating income in the second quarter of 2014 primarily include charges for restructuring, integration, relocation, and legal fees. The second quarter of 2013 was unfavorably impacted by restructuring, acquisition, and integration costs of $1.1 million.

Second quarter 2014 operating income was impacted by higher depreciation and amortization of approximately $1.0 million when compared to last year’s second quarter.

Other (income) expense, net of $(0.4) million in the second quarter of 2014 includes foreign currency gains. Other (income) expense, net of $0.7 million in the second quarter of 2013 includes costs associated with commodity hedging activities and foreign currency losses.

Adjusted EBITDA was flat to last year’s second quarter at $17.6 million.

The table below provides a reconciliation of GAAP Net Income and GAAP Diluted EPS to non-GAAP Net Income and non-GAAP Diluted EPS.

Reconciliation of Certain Items Affecting Net Income and Earnings Per Share (EPS), Net of Tax – Second Quarter

	Net Income ($Mil)		Diluted EPS ($ Per Share)
	2014	2013	2014	2013
Reported GAAP	$2.7	$3.1	$0.04	$0.05
Add back certain items:
Restructuring, acquisition and integration costs	0.1	0.7	-	0.01
Non-recurring charges	0.4	-	0.01	-
Total certain items	$0.5	$0.7	$0.01	$0.01

Non-GAAP excluding certain items*	$3.3	$3.8	$0.05	$0.06

*Diluted share count for Q2-14 = 64.1 million & Q2-13 = 62.0 million

Excluding the items noted above, and adjusted for a normalized tax rate of 40.9% in 2014 and 41.0% in 2013, non-GAAP net income in the second quarter of 2014 was $3.3 million, or $0.05 per share, compared with non-GAAP net income of $3.8 million, or $0.06 per share, in the second quarter of 2013.

The table below provides a reconciliation of brand profit by segment to GAAP income before income taxes.

Reconciliation of Brand Profit by Segment to GAAP Income Before Income Taxes

$ in Millions
Brand Profit:	2014	2013
Natural	$12.6	$12.0
Balance	18.5	17.7
Total reportable segments	$31.0	$29.8
Less:
General and administrative, excluding royalty expense (income), net	22.3	18.0
Restructuring, acquisition and integration-related costs	0.2	1.1
Interest expense	4.3	4.9
Other (income) expense, net	(0.4)	0.7
GAAP Income before income taxes	$4.6	$5.1

2014 Outlook

The Company continues to expect net sales to be in the range of $540 million to $550 million, adjusted EBITDA to be in the range of $89 to $91 million, and earnings per share to be in the range of $0.39 to $0.41. The earnings per share outlook is now based on diluted shares outstanding of 64.1 million. Additionally, as previously guided, gross margin is expected to improve sequentially to 41% by the fourth quarter due to operational improvements.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs, and expectations, including the Company’s outlook for all of 2014, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect,” "estimate," “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including risks related to the Company’s ability to implement its growth strategy, the Company’s ability to drive product innovation, the loss of a significant customer, erosion of the reputation of the Company’s brands, adverse developments with respect to the sale of buttery spreads, maintaining and upgrading the Company’s manufacturing facilities, the loss of a manufacturer, the departure of one or more members of the Company’s management, the Company’s rapid growth and need to build an infrastructure and workforce, termination of the Company’s relationships with its primary sales agents, changes in consumer preferences, potential unavailability of necessary capital, price increases, the Company’s ability to protect its intellectual property, the Company’s obligations under its principal license agreement, any sustained economic downturn in the U.S. and abroad, fluctuations in various food and supply costs, the Company’s ability to manage its supply chain effectively, regulation of the Company’s advertising, adverse publicity or consumer concern regarding safety and quality of food products, the absence of long-term contracts with the Company’s customers, economic and political conditions in the U.S. and abroad, foreign currency fluctuations, the execution and integration of acquisitions, the realization of the expected growth benefits from acquisitions, selling gluten-free products, the Company’s internal control over financial reporting, labor disputes and adverse employee relations, conducting business outside of the U.S., potential liabilities of litigation, the potential unavailability of insurance, increases in costs of medical and employee benefits, the failure of the Company’s information technology systems to operate effectively, an impairment in the carrying value of the Company’s goodwill, volatility of the market price of the Company’s common stock, the numerous laws and regulations the Company is subject to, liabilities resulting from claims against the Company's products, risks that customers will not accept the Company’s products for their stores, changes in retail distribution arrangements, competition, and the Company’s debt, as well as other risks and uncertainties set forth in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Company uses the terms “non-GAAP operating income,” “organic net sales,” “brand profit,” “organic brand profit,” "net income and diluted earnings per share (EPS) excluding certain items," “EBITDA” and “Adjusted EBITDA” as non-GAAP measures. The Company believes that these measures help to explain its profitability and performance in a manner which assists investors, potential investors and securities analysts who evaluate our Company. Non-GAAP operating income is defined as operating income excluding restructuring, acquisition and integration-related costs and certain other items. Brand profit is defined as gross profit less marketing, selling and royalty expense (income). EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for stock-based compensation, purchase accounting adjustments, restructuring, acquisition and integration-related costs and certain other items. Measures identified as “organic” are calculated including EVOL in the periods prior to acquisition and excluding milk. The Company believes that the exclusion of both non-cash and certain items helps to provide a reflection of the operating profitability of the Company and complements the Company's planning and forecasting models used in providing investors and securities analysts with important supplemental information regarding the Company's underlying profitability and operating performance. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's results prepared in accordance with GAAP. In addition, the non-GAAP measures the Company uses may differ from non-GAAP measures used by other companies. The GAAP measures most directly comparable to (i) non-GAAP operating income, (ii) net income excluding certain items, (iii) diluted earnings per share, excluding certain items, (iv) EBITDA, (v) Adjusted EBITDA, and (vi) brand profit are (i) operating income, (ii) net income, (iii) diluted earnings per share, (iv) operating income, (v) operating income and (vi) income before income taxes. We have included in this press release reconciliations of organic net sales to net sales, non-GAAP operating income to GAAP operating income, adjusted EBITDA to GAAP operating income, net income excluding certain items to GAAP net income, diluted EPS excluding certain items to GAAP EPS and brand profit to income before income taxes. Because of the forward-looking nature of the Company’s forecasted EBITDA and adjusted EBITDA, specific quantifications of the amounts that would be required to reconcile these measures to our forecasted GAAP operating income are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related to certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP EBITDA and adjusted EBITDA to forecasted GAAP operating income would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

About Boulder Brands, Inc.

Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to offering food solutions that give consumers opportunities to improve their lives – one product at a time. The company’s health and wellness platform consists of brands that target specific health trends: the Glutino® and Udi’s Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; the Level Life™ brand for diabetes-friendly diets; EVOL foods for consumers seeking simple and pure ingredients; and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Investor Contact:

Carole Buyers, CFA

Senior Vice President

Investor Relations & Business Development

Boulder Brands, Inc.

cbuyers@boulderbrands.com

720-550-5010

Corporate Contact:

Caroline Hughes

Director

Corporate Communications

Boulder Brands, Inc.

chughes@boulderbrands.com

720-550-5018

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash	$12,320	$16,732
Accounts receivable, net of allowance of: $1,162 (2014) and $1,111 (2013)	46,792	45,307
Accounts receivable - other	2,861	2,868
Inventories	53,390	35,908
Prepaid taxes	9,555	7,087
Prepaid expenses and other assets	8,078	2,305
Deferred tax asset	6,330	5,832
Total current assets	139,326	116,039
Property and equipment, net	52,560	51,408
Other assets:
Goodwill	347,195	347,227
Intangible assets, net	235,867	242,296
Deferred costs, net	7,311	7,937
Investments, at cost	8,751	8,751
Other assets	2,029	1,825
Total other assets	601,153	608,036
Total assets	$793,039	$775,483
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$74,742	$67,316
Current portion of long-term debt	3,818	3,863
Total current liabilities	78,560	71,179
Long-term debt	290,561	292,344
Deferred tax liability	54,682	52,873
Contract payable	—	1,375
Other liabilities	1,520	1,393
Total liabilities	425,323	419,164

Commitments and contingencies
Boulder Brands, Inc. and Subsidiaries stockholders' equity:
Common stock, $.0001 par value, 250,000,000 shares authorized; 64,665,622 and 63,913,639 issued in 2014 and 2013, respectively and 60,974,959 and 60,222,976 outstanding in 2014 and 2013, respectively	6	6
Additional paid in capital	568,824	560,120
Accumulated deficit	(183,075)	(186,338)
Accumulated other comprehensive loss	(3,523)	(3,234)
Treasury stock, at cost (3,690,663 shares)	(15,595)	(15,595)
Total Boulder Brands, Inc. and Subsidiaries stockholders' equity	366,637	354,959
Non-controlling interest	1,079	1,360
Total equity	367,716	356,319
Total liabilities and equity	$793,039	$775,483

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$131,348	$110,669	$254,200	$217,322
Cost of goods sold	84,408	64,378	160,897	125,457
Gross profit	46,940	46,291	93,303	91,865

Operating expenses:
Marketing	5,247	7,893	10,634	14,969
Selling	11,469	8,973	21,367	17,208
General and administrative	21,518	17,640	43,328	34,960

Restructuring, acquisition and integration-related costs	152	1,104	4,086	1,307
Total operating expenses	38,386	35,610	79,415	68,444
Operating income	8,554	10,681	13,888	23,421

Other income (expense):
Interest expense	(4,298)	(4,878)	(8,565)	(9,649)
Other income (expense), net	373	(660)	(134)	(1,504)
Total other (expense)	(3,925)	(5,538)	(8,699)	(11,153)
Income before income taxes	4,629	5,143	5,189	12,268
Provision for income taxes	1,893	2,049	2,041	5,213
Net income	2,736	3,094	3,148	7,055
Less: Net loss attributable to noncontrolling interest	53	4	114	4
Net income attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	$2,789	$3,098	$3,262	$7,059

Earnings per share attributable to Boulder Brands, Inc. and Subsidiaries common stockholders:
Basic	$0.05	$0.05	$0.05	$0.12
Diluted	$0.04	$0.05	$0.05	$0.11

Weighted average shares outstanding:
Basic	60,922,537	59,507,191	60,687,111	59,505,599
Diluted	64,124,654	62,007,586	64,007,448	62,091,447

Other comprehensive (loss), net of tax:
Foreign currency translation adjustment	898	(739)	(289)	(1,182)
Other comprehensive income (loss)	898	(739)	(289)	(1,182)
Comprehensive income	3,634	2,355	2,859	5,873
Less: Comprehensive loss attributable to noncontrolling interest	53	4	114	4
Comprehensive income attributable to Boulder Brands, Inc. and Subsidiaries	$3,687	$2,359	$2,973	$5,877

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities
Net income	$3,148	$7,055
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles	11,085	8,928
Amortization and write-off of deferred financing costs	882	1,154
Deferred income taxes	408	(1,031)
Excess tax benefit from stock-based payment arrangements	(4,004)	—
Stock-based compensation	4,650	3,765
Asset write-offs	542	—
Loss on disposal of property and equipment	229	217
Changes in assets and liabilities:
Accounts receivable	(1,497)	57
Inventories	(17,462)	(10,286)
Prepaid expenses and other assets	(5,957)	109
Prepaid taxes	1,536	2,950
Accounts payable and accrued expenses	7,163	(2,582)

Net cash (provided by) operating activities	723	10,336
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(4)	(3,906)
Purchase of investment	—	(2,071)
Purchase of property and equipment	(6,046)	(14,630)
Proceeds from disposal of property and equipment	20	102
Patent/trademark defense costs	(492)	(1,075)

Net cash (used in) investing activities	(6,522)	(21,580)
Cash flows from financing activities
Proceeds from issuance of long-term debt	—	5,000
Repayment of debt	(3,328)	(1,987)
Payments for loan costs	(78)	(393)
Contribution from noncontrolling interest	(238)	230
Shares withheld for payment of employee payroll taxes	(2,181)	(7)
Proceeds from exercise of stock options	3,204	9
Excess tax benefit from stock-based payment arrangements	4,004	—

Net cash provided by financing activities	1,383	2,852

Effects of exchange rate changes on cash and cash equivalents	4	(15)
Net (decrease) in cash and cash equivalents for the period	(4,412)	(8,407)
Cash and cash equivalents - beginning of period	16,732	11,509
Cash and cash equivalents - end of period	$12,320	$3,102

Cash paid during the period for:
Income taxes	$96	$3,255
Interest	$7,450	$8,373